UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K/A
(Amendment No. 1)

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2014

Angie’s List, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35339	27-2440197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1030 E. Washington Street
Indianapolis, IN 46202
(Address of principal executive offices, including zip code)
(888) 888-5478
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Angie's List, Inc. (the "Company") hereby amends its Current Report on Form 8-K filed September 29, 2014 to correct an error in that filing related to the description of certain events of default and a typo in the body of that filing regarding the date of the accompanying press release. No other substantive changes have been made to the Current Report on Form 8-K filed on September 29, 2014.

Item 1.01    Entry into a Material Definitive Agreement.

On September 26, 2014, the Company entered into a Financing Agreement among the Company, the subsidiaries of the Company, the lenders from time to time party thereto, and TCW Asset Management Company, as Administrative Agent and as Collateral Agent (the "Financing Agreement") providing for a Term Loan of $60.0 million, the full amount of which was borrowed on that date, and a Delayed Draw Term Loan of $25.0 million, which is available for borrowing in one or more advances through September 26, 2017, subject to the conditions set forth in the Financing Agreement.

Amounts outstanding under the Financing Agreement bear interest at a per annum rate equal to LIBOR (subject to a floor of 0.5%) plus 6.75%, or the reference rate (which will generally be based on the prime rate as published by the Wall Street Journal from time to time, subject to a floor of 3.25%) plus 5.75%, as determined by the Company. The Financing Agreement requires the Company to make quarterly principal payments on the Term Loan of $750,000 on the last day of each calendar quarter commencing with the quarter ending on September 30, 2016, and to repay the remaining balance of the Term Loan at maturity. The Company is required to make principal payments on the outstanding balance of any Delayed Draw Term Loan equal to 1.25% of the amount of such loan funded at or prior to the last day of each calendar quarter commencing with the quarter ending on September 30, 2016, and to repay the remaining balance of the Delayed Draw Term Loan at maturity. The Company may prepay the amounts outstanding under the Financing Agreement at any time and is required to prepay the loans with (i) the net proceeds of certain asset sales, issuances of debt or equity, and certain casualty events, and (ii) up to 50% of consolidated excess cash flow (as defined in the Financing Agreement) for each fiscal year during the term of the Financing Agreement commencing with the year ended December 31, 2015. The Company must pay a 1% prepayment premium on prepayments made on or before September 26, 2015, subject to certain exceptions set forth in the Financing Agreement. The Term Loan and the Delayed Draw Term Loan mature on September 26, 2019.

The Company's obligations under the Financing Agreement are guaranteed by each of its subsidiaries. The obligations of the Company and its subsidiaries under the Financing Agreement are secured by first priority security interests in all of their respective assets and a pledge of the equity interests of the Company's subsidiaries.

The Financing Agreement contains various restrictive covenants, including restrictions on the Company's ability to dispose of assets, make acquisitions or investments, incur debt or liens, make distributions to stockholders or repurchase outstanding stock, enter into related party transactions and make capital expenditures, other than upon satisfaction of the conditions set forth in the Financing Agreement. The Company is also required to comply with certain financial covenants, including minimum consolidated EBITDA (as defined in the Financing Agreement), minimum liquidity, and minimum membership revenue, and other non-financial covenants. Upon an event of default, which includes certain customary events such as, among other things, a failure to make required payments when due, a failure to comply with covenants, certain bankruptcy and insolvency events, defaults under other material indebtedness, and a change in control, the lenders may accelerate amounts outstanding, terminate the agreement and foreclose on all collateral.

The Company used a portion of proceeds from the Term Loan to retire the $15 million of debt that was outstanding under its prior credit facility and pay bank and lender fees and transaction costs. The previous facility was scheduled to mature in 2015.

On September 29, 2014, the Company issued a press release announcing the execution of the Financing Agreement and the repayment of its existing credit facility, a copy of which is included as Exhibit 99.1 to this Report.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in response to Item 1.01 of this Report is incorporated by reference in response to this Item.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release dated September 29, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2014

ANGIE'S LIST, INC.
/s/ SHANNON M. SHAW
By: Shannon M. Shaw
Its: Executive Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press Release dated September 29, 2014